Exhibit 99.1

Q2 2016 Results Announced for EQT Midstream Partners and EQT GP Holdings

PITTSBURGH--(BUSINESS WIRE)--July 28, 2016--EQT Midstream Partners, LP (NYSE: EQM) today announced second quarter 2016 results, including net income of $124.8 million, adjusted EBITDA of $138.1 million, net cash provided by operating activities of $150.4 million, and distributable cash flow of $129.1 million. EQM operating income was $124.3 million and adjusted operating income was $123.0 million, each 23% higher than the same quarter last year. The Non-GAAP Disclosures section of this news release provides reconciliations of non-GAAP financial measures to their most comparable GAAP financial measure as well as important disclosures regarding projected adjusted EBITDA and projected distributable cash flow.

EQT GP Holdings, LP (NYSE: EQGP) today announced net income attributable to EQGP of $51.2 million for the second quarter.

EQM Highlights:

  Reported Q2 adjusted EBITDA ahead of guidance
  Established net income guidance for 2016 of $505 - $515 million
  Increased adjusted EBITDA guidance for 2016 to $555 - $565 million
  Raised distributable cash flow guidance for 2016 to $495 - $505 million
  Maintained a 1.49x coverage ratio for the quarter
  Increased EQM per unit distribution by 22% compared to Q2 2015

In December 2013, EQM entered into a capital lease with EQT Corporation (EQT) for its Allegheny Valley Connector facilities (AVC), which includes a 200-mile pipeline regulated by the Federal Energy Regulatory Commission (FERC). EQM operates the AVC and the related revenue and expenses are included in the financial statements; however, the monthly lease payment to EQT offsets the impact on adjusted EBITDA and distributable cash flow. As a result, second quarter 2016 operating results are also discussed on an adjusted basis, excluding the AVC. Payments due under the lease totaled $4.0 million for the second quarter. The revenue and expenses associated with the AVC are found in the reconciliation table in the Non-GAAP Disclosures section of this news release.

EQM second quarter operating revenue increased $27.4 million and adjusted operating revenue increased $26.7 million, each 19% higher compared to the same quarter last year. The increase was primarily due to higher contracted firm gathering capacity, increased gathered volumes, and increased volumetric-based transmission fees from EQT. Operating expenses were up $4.5 million and adjusted operating expenses were up $3.5 million versus the second quarter of 2015, consistent with the growth of the business.

QUARTERLY DISTRIBUTION

EQM

For the second quarter of 2016, EQM will pay a quarterly cash distribution of $0.78 per unit, which will be paid on August 12, 2016 to EQM unitholders of record at the close of business on August 5, 2016. The quarterly cash distribution is $0.035 per unit, or 5%, higher than the first quarter of 2016; and $0.14 per unit, or 22%, higher than the second quarter of 2015.

EQGP

For the second quarter of 2016, EQGP will pay a quarterly cash distribution of $0.15 per unit, which will be paid on August 22, 2016 to EQGP unitholders of record at the close of business on August 5, 2016. The quarterly cash distribution is $0.016 per unit, or 12% higher than the first quarter of 2016; and $0.058 per unit, or 63% higher than the corresponding full second quarter 2015 distribution. For the quarter, EQGP expects to receive $40.8 million of cash distributions from EQM and will distribute $39.9 million.

GUIDANCE

	Previous Guidance	Current Guidance
Full-year 2016 - $MM
Net Income	–	$505 – $515
Adjusted EBITDA	$540 – $560	$555 – $565
Distributable Cash Flow	$470 – $490	$495 – $505

Q3 2016 - $MM
Net Income	–	$122 – $127
Adjusted EBITDA	–	$135 – $140

EQM is unable to provide a projection of its full-year 2016 net cash provided by operating activities, the most comparable financial measure to distributable cash flow calculated in accordance with GAAP. Please see the Non-GAAP Disclosures section of this news release.

EQM forecasts a per unit distribution of $3.19 for 2016, which is 21% higher than the 2015 per unit distribution of $2.635. EQM also reiterates its 20% per unit distribution growth target in 2017.

EQGP forecasts a per unit distribution of $0.62 for 2016, which is 55% higher than the pro-forma full-year 2015 per unit distribution of $0.40. For 2017, EQGP is expecting per unit distribution growth of at least 40%.

The financial and distribution guidance does not include financial impacts of potential acquisitions.

EQM CAPITAL EXPENDITURES

Expansion

Total expansion capital expenditures, including capital contributions to Mountain Valley Pipeline, LLC (MVP JV), totaled $217 million in the second quarter and $342 million year-to-date. EQM reiterates its forecast for 2016 total expansion capital expenditures, including capital contributions to MVP JV, of approximately $695 – $725 million.

EQM invested approximately $106 million in the Ohio Valley Connector (OVC) project during the second quarter and $144 million year-to-date. Approximately $210 – $220 million is expected to be invested in completing the OVC project in 2016.

In the second quarter, EQM invested approximately $52 million in a natural gas header pipeline for Range Resources. Year-to-date EQM has invested $98 million and forecasts total 2016 investments of approximately $195 – $205 million related to the header project.

EQM made capital contributions of $29 million to MVP JV during the second quarter and $41 million year-to-date; and expects total capital contributions to MVP JV of $150 million in 2016.

During the second quarter, EQM invested approximately $25 million in gathering pipeline and compression infrastructure. A majority of the investment was related to the Northern West Virginia Marcellus Gathering System (NWV Gathering). EQM has invested $50 million year-to-date and forecasts total gathering-related investments of approximately $115 – $125 million in 2016.

EQM invested $5 million during the quarter and $9 million year-to-date in other transmission expansion projects; with a total of approximately $25 million expected for these other transmission projects in 2016.

Ongoing Maintenance

Ongoing maintenance capital expenditures are cash expenditures made to maintain, over the long-term, EQM operating capacity or operating income. EQM ongoing maintenance capital expenditures, net of expected reimbursements, totaled $3 million in the second quarter 2016 and $5 million year-to-date. EQM continues to forecast full-year 2016 ongoing maintenance capital expenditures of approximately $25 million.

FINANCING UPDATE

During the second quarter EQM raised approximately $217 million of net proceeds from the issuance of approximately 2.95 million common units under the At-The-Market program. At the end of the second quarter, EQM had $84 million of cash and no borrowings under its $750 million credit facility. EQM plans to fund the remaining 2016 capital expenditures and an expected asset acquisition from EQT (drop-down) in the second half of 2016 with cash-on-hand and available debt capacity.

PROJECT UPDATE

Ohio Valley Connector

In the second quarter, EQM continued construction of the 37-mile pipeline that will extend the transmission and storage system from northern West Virginia to Clarington, Ohio, providing shippers access to Midwest and Gulf Coast markets. EQM has entered into a 20-year transportation service agreement with EQT for a total of 650 MMcf per day of firm transmission capacity on the OVC, which is on schedule to be placed in-service during the fourth quarter of 2016.

Header Pipeline

In the second quarter, EQM continued construction of a natural gas header pipeline for Range Resources. The pipeline is contracted to provide 600 MMcf per day of capacity and is backed by a ten-year firm capacity reservation commitment. EQM plans to complete the pipeline in two phases, with phase one expected to be in-service during the second half of 2016 and phase two in-service during the first half of 2017.

Mountain Valley Pipeline

MVP JV filed the formal application requesting FERC authorization to construct the pipeline on October 23, 2015. On June 28, 2016 FERC issued the Notice of Schedule for Environmental Review (NOS). Based on the schedule provided in the NOS, MVP JV anticipates commencing construction mid-year 2017 and reiterates the late 2018 target in-service date. MVP JV has secured a total of 2 Bcf per day of firm capacity commitments at 20-year terms.

NON-GAAP DISCLOSURES

EQM Adjusted EBITDA and Distributable Cash Flow

As used in this news release, EQM adjusted EBITDA means EQM’s net income plus interest expense, depreciation and amortization expense, income tax expense (if applicable), and non-cash long-term compensation expense (if applicable) less equity income, AFUDC - equity, and capital lease payments. As used in this news release, distributable cash flow means EQM adjusted EBITDA less interest expense excluding capital lease interest, capitalized interest and AFUDC - debt, and ongoing maintenance capital expenditures net of expected reimbursements. Distributable cash flow should not be viewed as indicative of the actual amount of cash that EQM has available for distributions from operating surplus or that EQM plans to distribute. Adjusted EBITDA and distributable cash flow are non-GAAP supplemental financial measures that management and external users of EQM’s consolidated financial statements, such as industry analysts, investors, lenders and rating agencies, use to assess:

  EQM’s operating performance as compared to other publicly traded partnerships in the midstream energy industry without regard to historical cost basis or, in the case of adjusted EBITDA, financing methods;
  the ability of EQM’s assets to generate sufficient cash flow to make distributions to EQM unitholders;
  EQM’s ability to incur and service debt and fund capital expenditures; and
  the viability of acquisitions and other capital expenditure projects and the returns on investment of various investment opportunities.

EQM believes that adjusted EBITDA and distributable cash flow provide useful information to investors in assessing EQM’s results of operations and financial condition. Adjusted EBITDA and distributable cash flow should not be considered as alternatives to net income, operating income, net cash provided by operating activities or any other measure of financial performance or liquidity presented in accordance with GAAP. Adjusted EBITDA and distributable cash flow have important limitations as analytical tools because they exclude some, but not all, items that affect net income and net cash provided by operating activities. Additionally, because adjusted EBITDA and distributable cash flow may be defined differently by other companies in its industry, EQM’s definition of adjusted EBITDA and distributable cash flow may not be comparable to similarly titled measures of other companies, thereby diminishing the utility of the measure. The table below reconciles adjusted EBITDA and distributable cash flow with net income and net cash provided by operating activities as derived from the statements of consolidated operations and cash flows to be included in EQM’s quarterly report on Form 10-Q for the quarter ended June 30, 2016.

EQM has not provided projected net cash provided by operating activities or reconciliations of its projected adjusted EBITDA and projected distributable cash flow to projected net income and projected net cash provided by operating activities, the most comparable financial measures calculated in accordance with GAAP. EQM is unable to project net cash provided by operating activities because this metric includes the impact of changes in operating assets and liabilities related to the timing of cash receipts and disbursements that may not relate to the period in which the operating activities occurred. EQM is unable to project these timing differences with any reasonable degree of accuracy to a specific day, three or more months in advance. Therefore, EQM is unable to provide projected net cash provided by operating activities, or the related reconciliation of projected distributable cash flow to projected net cash provided by operating activities. Further, EQM does not provide guidance with respect to the intra-year timing of its or MVP JV’s capital spending, which impact AFUDC-debt and equity and equity earnings, among other items, that are reconciling items between adjusted EBITDA and net income. The timing of capital expenditures is volatile as it depends on weather, regulatory approvals, contractor availability, system performance and various other items. EQM provides a range for the forecasts of net income, adjusted EBITDA and distributable cash flow to allow for the variability in the timing of spending and the impact on the related reconciling items, many of which interplay with each other. Therefore, the reconciliation of adjusted EBITDA to projected net income is not available without unreasonable effort.

Reconciliation of EQM Adjusted EBITDA and Distributable Cash Flow

(Thousands)	Three Months Ended June 30, 2016
Operating revenues:
Transmission and storage	$77,723
Gathering	94,281
Total operating revenues	172,004
Operating expenses:
Operating and maintenance	15,807
Selling, general and administrative	16,791
Depreciation and amortization	15,111
Total operating expenses	47,709
Operating income	124,295
Other income	9,858
Interest expense	9,391
Net income	$124,762
Add:
Interest expense	9,391
Depreciation and amortization expense	15,111
Less:
Equity income	(1,850)
AFUDC - equity	(5,242)
Capital lease payments for AVC(1)	(4,036)
Adjusted EBITDA	$138,136
Less:
Interest expense excluding capital lease interest	(4,196)
Capitalized interest and AFUDC – debt	(1,706)
Ongoing maintenance capital expenditures net of expected reimbursements	(3,161)
Distributable cash flow	$129,073
Distributions declared(2):
Limited Partner	$62,854
General Partner	23,741
Total	$86,595
Coverage ratio	1.49x

(Thousands)	Three Months Ended June 30, 2016

Net cash provided by operating activities	$150,426
Adjustments:
Capital lease payments for AVC(1)	(4,036)
Capital lease interest expense	5,195
Capitalized interest and AFUDC – debt	(1,706)
Ongoing maintenance capital expenditures net of expected reimbursements	(3,161)
Other, including changes in working capital	(17,645)
Distributable cash flow	$129,073
(1)	Reflects capital lease payments due under the lease. These lease payments are generally made on a one month lag.
(2)

Reflects cash distribution of $0.78 per limited partner unit for the second quarter and 80,581,758 million limited partner units outstanding as of June 30, 2016. If limited partner units are issued prior to August 5, 2016, the aggregate level of all distributions will be higher than reflected.

EQM Adjusted Operating Revenues, Adjusted Operating Expenses, Adjusted Operating Income and Adjusted Income Before Income Taxes

EQM adjusted operating revenues, adjusted operating expenses, adjusted operating income and adjusted income before income taxes, all of which exclude the impact of the AVC, are non-GAAP supplemental financial measures that are presented because they are important measures used by management to evaluate EQM’s performance. The AVC did not have a net positive or negative impact on EQM’s adjusted EBITDA or distributable cash flow. Adjusted operating revenues, adjusted operating expenses, adjusted operating income and adjusted income before income taxes should not be considered as alternatives to operating revenues, operating expenses, operating income or income before income taxes, or any other measure of financial performance presented in accordance with GAAP. The table below reconciles adjusted operating revenues, adjusted operating expenses, adjusted operating income and adjusted income before income taxes with operating revenues, operating expenses, operating income and income before income taxes as derived from the statements of consolidated operations to be included in EQM’s quarterly report on Form 10-Q for the quarter ended June 30, 2016.

	Three Months Ended June 30, 2016
(Thousands)	Reported Results	Adjustment to exclude AVC	Adjusted Results (excludes AVC)
Operating revenues:
Operating revenues – affiliate	$132,224	$(16)	$132,208
Operating revenues – third party	39,780	(6,709)	33,071
Total operating revenues	172,004	(6,725)	165,279

Operating expenses:
Operating and maintenance	15,807	(1,076)	14,731
Selling, general and administrative	16,791	(1,613)	15,178
Depreciation and amortization	15,111	(2,718)	12,393
Total operating expenses	47,709	(5,407)	42,302
Operating income	124,295	(1,318)	122,977
Other income	9,858	–	9,858
Interest expense	9,391	(5,195)	4,196
Income before income taxes	$124,762	$3,877	$128,639

	Three Months Ended June 30, 2015
(Thousands)	Reported Results	Adjustment to exclude AVC	Adjusted Results (excludes AVC)
Operating revenues:
Operating revenues – affiliate	$107,693	$–	$107,693
Operating revenues – third party	36,920	(6,052)	30,868
Total operating revenues	144,613	(6,052)	138,561

Operating expenses:
Operating and maintenance	17,232	(1,159)	16,073
Selling, general and administrative	13,727	(1,466)	12,261
Depreciation and amortization	12,258	(1,781)	10,477
Total operating expenses	43,217	(4,406)	38,811
Operating income	101,396	(1,646)	99,750
Other income	1,563	–	1,563
Interest expense	11,640	(5,898)	5,742
Income before income taxes	$91,319	$4,252	$95,571

Q2 2016 Webcast Information

EQM and EQGP will host a joint live webcast with security analysts today at 11:30 a.m. ET. Topics include second quarter 2016 financial results, operating results, and other matters. The webcast is available at www.eqtmidstreampartners.com, with a replay available for seven days following the call.

EQT, which owns EQGP’s general partner and holds a 90% limited partner interest in EQGP, will also host a webcast with security analysts today at 10:30 a.m. ET. EQM and EQGP unitholders are encouraged to listen to EQT’s webcast, as the discussion may include topics relevant to EQM and EQGP, such as EQT's financial and operational results, potential asset dropdown transactions, and specific reference to EQM and EQGP second quarter 2016 results. The webcast can be accessed via www.eqt.com, with a replay available for seven days following the call.

About EQT Midstream Partners:

EQT Midstream Partners, LP is a growth-oriented limited partnership formed by EQT Corporation to own, operate, acquire, and develop midstream assets in the Appalachian Basin. The Partnership provides midstream services to EQT Corporation and third-party companies through its strategically located transmission, storage, and gathering systems that service the Marcellus and Utica regions. The Partnership owns 700 miles and operates an additional 200 miles of FERC-regulated interstate pipelines; and also owns more than 1,600 miles of high- and low-pressure gathering lines.

Visit EQT Midstream Partners, LP at www.eqtmidstreampartners.com.

About EQT GP Holdings:

EQT GP Holdings, LP is a limited partnership that owns the general partner interest, all of the incentive distribution rights, and a portion of the limited partner interests in EQT Midstream Partners, LP. EQT Corporation owns a 90% limited partner interest in EQT GP Holdings, LP.

Visit EQT GP Holdings, LP at www.eqtmidstreampartners.com.

EQM and EQGP management speak to investors from time to time and the analyst presentation for these discussions, which is updated periodically, is available via the EQM and EQGP website at www.eqtmidstreampartners.com.

Cautionary Statements

The distribution amounts from EQM to EQGP are subject to change if EQM issues additional common units on or prior to the record date for the second quarter 2016 distribution.

Disclosures in this news release contain certain forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and Section 27A of the Securities Act of 1933, as amended. Statements that do not relate strictly to historical or current facts are forward-looking. Without limiting the generality of the foregoing, forward-looking statements contained in this news release specifically include the expectations of plans, strategies, objectives and growth and anticipated financial and operational performance of EQGP and its subsidiaries, including EQM, including guidance regarding EQM’s transmission and storage and gathering revenue and volume growth; revenue and expense projections; infrastructure programs (including the timing, cost, capacity and sources of funding with respect to transmission and gathering projects); the timing, cost, capacity and expected interconnects with facilities and pipelines of the Ohio Valley Connector and the Mountain Valley Pipeline (MVP); the ultimate terms, partners and structure of the MVP joint venture; natural gas production growth in EQM’s operating areas for EQT and third parties; asset acquisitions, including EQM’s ability to complete any asset purchases from EQT or third parties and anticipated synergies and accretion associated with any acquisition; internal rate of return (IRR); compound annual growth rate (CAGR); capital commitments, projected capital contributions and capital and operating expenditures, including the amount and timing of capital expenditures reimbursable by EQT, capital budget and sources of funds for capital expenditures; liquidity and financing requirements, including funding sources and availability; distribution amounts, rates and growth; projected net income, projected adjusted EBITDA and projected distributable cash flow, including the effect of the Allegheny Valley Connector (AVC) lease on adjusted EBITDA and distributable cash flows; future AVC lease payments; the timing and amount of future issuances of EQM common units under EQM’s $750 million at the market equity distribution program; the expected cash distributions from EQT Energy Supply, LLC; changes in EQM’s credit ratings; the effects of government regulation and litigation; and tax position. These forward looking statements involve risks and uncertainties that could cause actual results to differ materially from projected results. Accordingly, investors should not place undue reliance on forward-looking statements as a prediction of actual results. EQM and EQGP have based these forward-looking statements on current expectations and assumptions about future events. While EQM and EQGP consider these expectations and assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory and other risks and uncertainties, many of which are difficult to predict and beyond the partnerships’ control. The risks and uncertainties that may affect the operations, performance and results of EQM’s and EQGP’s business and forward-looking statements include, but are not limited to, those set forth under Item 1A, “Risk Factors” of EQM’s Form 10-K for the year ended December 31, 2015 as filed with the SEC and Item 1A, “Risk Factors” of EQGP’s Form 10-K for the year ended December 31, 2015 as filed with the SEC, in each case as may be updated by any subsequent Form 10-Qs. Any forward-looking statement speaks only as of the date on which such statement is made, and neither EQM nor EQGP intends to correct or update any forward-looking statement, whether as a result of new information, future events or otherwise.

Information in this news release regarding EQT Corporation and its subsidiaries, other than EQM and EQGP, is derived from publicly available information published by EQT.

This release serves as qualified notice to nominees under Treasury Regulation Sections 1.1446-4(b)(4) and (d). Please note that 100% of EQM’s and EQGP’s distributions to foreign investors are attributable to income that is effectively connected with a United States trade or business. Accordingly, all of EQM’s and EQGP’s distributions to foreign investors are subject to federal income tax withholding at the highest effective tax rate for individuals or corporations, as applicable. Nominees, and not EQM or EQGP, as applicable, are treated as the withholding agents responsible for withholding on the distributions received by them on behalf of foreign investors.

EQT Midstream Partners, LP Statements of Consolidated Operations (unaudited)

	Three Months Ended
	June 30,
(Thousands, except per unit amounts)	2016	2015
Operating revenues(1)	$172,004	$144,613

Operating expenses:
Operating and maintenance	15,807	17,232
Selling, general and administrative	16,791	13,727
Depreciation and amortization	15,111	12,258
Total operating expenses	47,709	43,217
Operating income	124,295	101,396
Other income	9,858	1,563
Interest expense	9,391	11,640
Net income	$124,762	$91,319

Calculation of limited partner interest in net income:
Net income	$124,762	$91,319
Less:
General partner interest in net income – general partner units	(2,210)	(1,826)
General partner interest in net income – incentive distribution rights	(22,217)	(10,082)
Limited partner interest in net income	$100,335	$79,411

Net income per limited partner unit - basic	$1.27	$1.12
Net income per limited partner unit - diluted	$1.27	$1.12

Weighted average limited partner units outstanding – basic	78,865	70,722
Weighted average limited partner units outstanding – diluted	78,865	70,876
(1)	Operating revenues included affiliate revenues of $132.2 million and $107.7 million for Q2 2016 and Q2 2015, respectively.

EQT Midstream Partners, LP Operating Revenues

	Three Months Ended June 30,
(Thousands)	2016	2015
Transmission and Storage
Firm reservation fee revenues	$60,284	$56,671
Volumetric based fee revenues:
Usage fees under firm contracts(1)	14,245	10,084
Usage fees under interruptible contracts	3,194	1,385
Total volumetric based fee revenues	17,439	11,469
Total transmission and storage revenues	$77,723	$68,140
Gathering
Firm reservation fee revenues	$80,735	$64,091
Volumetric based fee revenues:
Usage fees under firm contracts(1)	11,025	7,182
Usage fees under interruptible contracts	2,521	5,200
Total volumetric based fee revenues	13,546	12,382
Total gathering revenues	$94,281	$76,473
(1)	Includes commodity charges and fees on volumes transported or gathered in excess of firm contracted capacity.

EQT Midstream Partners, LP Operating Results

	Three Months Ended
	June 30,
	2016	2015
OPERATING DATA (in BBtu per day):
Transmission pipeline throughput (excluding AVC)
Firm capacity reservation	1,425	1,782
Volumetric based services(1)	564	229
Total transmission pipeline throughput (excluding AVC)	1,989	2,011

Average contracted firm transmission reservation commitments (excluding AVC)	2,277	2,238

AVC transmission pipeline throughput	67	71

Gathered volumes
Firm reservation	1,486	1,102
Volumetric based services(1)	352	319
Total gathered volumes	1,838	1,421

CAPITAL EXPENDITURES (in thousands):
Expansion capital expenditures(2)	$187,726	$122,360
Maintenance capital expenditures:
Ongoing maintenance	3,161	3,413
Funded regulatory compliance	101	1,276
Total maintenance capital expenditures	3,262	4,689
Total capital expenditures	$190,988	$127,049
(1)	Includes volumes transported or gathered under interruptible contracts and volumes in excess of firm contracted capacity.
(2)	Does not include capital contributions made to MVP JV. In Q2 2016, EQM made capital contributions of $29.2 million to MVP JV.

EQT GP Holdings, LP Statements of Consolidated Operations (unaudited)

	Three Months Ended
	June 30,
(Thousands, except per unit amounts)	2016	2015
Operating revenues(1)	$172,004	$144,613

Operating expenses:
Operating and maintenance	15,807	17,232
Selling, general and administrative	17,565	14,765
Depreciation and amortization	15,111	12,258
Total operating expenses	48,483	44,255
Operating income	123,521	100,358
Other income	9,858	1,563
Interest expense	9,389	11,640
Income before income taxes	123,990	90,281
Income tax expense	–	5,436
Net income	123,990	84,845
Net income attributable to noncontrolling interests	72,744	56,189
Net income attributable to EQT GP Holdings, LP	$51,246	$28,656

Calculation of limited partners’ interest in net income:
Net income attributable to EQT GP Holdings, LP	$51,246	$28,656
Less: results attributable to the pre-IPO period	–	(8,303)
Limited partners' interest in net income	$51,246	$20,353

Net income per limited partner unit – basic and diluted	$0.19	$0.08

Weighted average limited partner units outstanding – basic and diluted	266,176	266,167
(1)	Operating revenues included affiliate revenues of $132.2 million and $107.7 million for Q2 2016 and Q2 2015, respectively.

CONTACT:
EQT Midstream Partners and EQT GP Holdings
Analyst inquiries please contact:
Nate Tetlow – Investor Relations Director, 412-553-5834
ntetlow@eqtmidstreampartners.com
or
Patrick Kane – Chief Investor Relations Officer, 412-553-7833
pkane@eqtmidstreampartners.com
or
Media inquiries please contact:
Natalie Cox – Corporate Director, Communications, 412-395-3941
ncox@eqtmidstreampartners.com